Exhibit 3.4

RESTATED CERTIFICATE OF INCORPORATION

OF

ARIAD PHARMACEUTICALS, INC.

(Pursuant to Sections 141 and 245 of the

General Corporation Law of the State of Delaware)

ARIAD Pharmaceuticals, Inc., a corporation organized and existing under and by virtue of the provisions of the General Corporation Law of the State of Delaware (the “Delaware General Corporation Law”),

DOES HEREBY CERTIFY:

1. The name of the corporation is ARIAD Pharmaceuticals, Inc. (the “Corporation”). The Certificate of Incorporation of the Corporation was filed with the Secretary of State of Delaware on April 12, 1991 under the name ARIAD Corporation. Thereafter a Certificate of Amendment was filed on May 3, 1991 that changed its name to ARIAD Pharmaceuticals, Inc.

2. The Certificate of Incorporation filed on April 12, 1991, as amended, is hereby restated as set forth in the Restated Certificate of Incorporation below.

3. This Restated Certificate of Incorporation has been duly adopted in accordance with the provisions of Sections 141 and 245 of the Delaware General Corporation Law.

4. This Restated Certificate of Incorporation only restates and integrates and does not further amend the provisions of the Corporation’s Certificate of Incorporation as heretofore amended or supplemented, and there is no discrepancy between those provisions and the provisions of the Restated Certificate of Incorporation.

5. The text of the Restated Certificate of Incorporation of the Corporation, as restated herein, shall read in its entirety as follows:

RESTATED CERTIFICATE OF INCORPORATION

OF

ARIAD PHARMACEUTICALS, INC.

(originally incorporated on April 12, 1991

under the name ARIAD Corporation)

1. Name. The name of the corporation is ARIAD Pharmaceuticals, Inc. (the “Corporation”).

2. Address: Registered Agent. The address of the Corporation’s registered office is 2711 Centerville Road, Suite 400, City of Wilmington, County of New Castle, Delaware 19808; and its registered agent at such address is The Prentice-Hall Corporation System, Inc.

3. Purposes. The nature of the business and purposes to be conducted or promoted by the Corporation are to engage in, carry on and conduct any lawful act or activity for which corporations may be organized under the Delaware General Corporation Law.

4. Number of Shares. The total number of shares of all classes of stock which the Corporation shall have authority to issue is 460,000,000 shares, consisting of 450,000,000 shares of common stock, $.001 par value per share (the “Common Stock”), and 10,000,000 shares of preferred stock, $.01 par value per share (the “Preferred Stock”).

Designation of Classes; Relative Rights, etc. The designation, relative rights, preferences and limitations of the shares of each class are as follows:

A. COMMON STOCK

(i) Voting. Subject to the provisions of any applicable law or of the By-laws of the Corporation as from time to time amended, with respect to the closing of the transfer books or the fixing of a record date for the determination of stockholders entitled to vote and except as otherwise provided by law or by the resolution or resolutions providing for the issue of any series of shares of Preferred Stock, the holders of outstanding shares of Common Stock shall exclusively possess voting power for the election of directors and for all other purposes, each holder of record of shares of Common Stock being entitled to one vote for each share of Common Stock standing in his or her name on the books of the Corporation.

(ii) Dividends. Except as otherwise provided by the resolution or resolutions providing for the issue of any series of shares of Preferred Stock, the holders of shares of Common Stock shall be entitled, to the exclusion of the holders of shares of Preferred Stock of any and all series, to receive such dividends as from time to time may be declared by the Board of Directors.

(iii) Treatment at Liquidation, Dissolution or Winding Up. In the event of any liquidation, dissolution or winding up of the Corporation, whether voluntary or involuntary, after payment shall have been made to the holders of shares of Preferred Stock of the full amount to which they shall be entitled pursuant to the resolution or resolutions providing for the issue of any series of shares of Preferred Stock, the holders of shares of Common Stock shall be entitled, to the exclusion of the holders of shares of Preferred Stock of any and all series, to share, ratably according to the number of shares of Common Stock held by them, in all remaining assets of the Corporation available for distribution to its stockholders.

(iv) Consideration for Issuance of Shares. Subject to the provisions of this Certificate of Incorporation and except as otherwise provided by law, the stock of the Corporation, regardless of class, may be issued for such consideration and for such corporate purposes as the Board of Directors may from time to time determine.

B. PREFERRED STOCK

The shares of Preferred Stock may be issued from time to time in one or more series of any number of shares, provided that the aggregate number of shares issued and not cancelled of any and all such series shall not exceed the total number of shares of Preferred Stock hereinabove authorized, and with distinctive serial designations, all as shall hereafter be stated and expressed in the resolution or resolutions providing for the issue of such shares of Preferred Stock from time to time adopted by the Board of Directors pursuant to authority so to do which is hereby vested in the Board of Directors. Each series of shares of Preferred Stock (a) may have such voting powers, full or limited, or may be without voting powers; (b) may be subject to redemption at such time or times and at such prices; (c) may be entitled to receive dividends (which may be cumulative or non-cumulative) at such rate or rates, on such conditions and at such times, and payable in preference to, or in such relation to, the dividends payable on any other class or classes or series of stock; (d) may have such rights upon the dissolution of, or upon any distribution of the assets of, the Corporation; (e) may be made convertible into or exchangeable for, shares of any other class or classes or of any other series of the same or any other class or classes of shares of the Corporation at such price or prices or at such rates of exchange and with such adjustments; (f) may be entitled to the benefit of a sinking fund to be applied to the purchase or redemption of shares of such series in such amount or amounts; (g) may be entitled to the benefit of conditions and restrictions upon the creation of indebtedness of the Corporation or any subsidiary, upon the issue of any additional shares (including additional shares of such series or of any other series) and upon the payment of dividends or the making of other distributions on, and the purchase, redemption or other acquisition by the Corporation or any subsidiary of, any outstanding shares of the Corporation; and (h) may have such other relative, participating, optional or other special rights, qualifications, limitations or restrictions thereof; all as shall be stated in said resolution or resolutions providing for the issue of such shares of Preferred Stock. Shares of Preferred Stock of any series that have been redeemed (whether through the operation of a sinking fund or otherwise) or that if convertible or exchangeable, have been converted into or exchanged for shares of any other class or classes shall have the status of authorized and unissued shares of Preferred Stock of the same series and may be reissued as a part of the series of which they were originally a part or may be reclassified and reissued as part of a new series of shares of Preferred Stock to be created by resolution or resolutions of the Board of Directors or as part of any other series of shares of Preferred Stock, all subject to the conditions or restrictions on issuance set forth in the resolution or resolutions adopted by the Board of Directors providing for the issue of any series of shares of Preferred Stock.

5. Intentionally Omitted.

6. Election of Directors. Members of the Board of Directors may be elected either by written ballot or by voice vote. The Board shall consist of one or more members. The number of Directors may be changed from time to time by action of the Board of Directors. The Directors shall be classified with respect to the time for which they severally hold office, into three classes, as nearly equal in number as possible, as shall be provided in the manner specified in the By-laws of the Corporation. The first class shall be originally elected for a term expiring at the annual meeting of stockholders to be held in 1995, the second class shall be originally elected for a term expiring at the annual meeting of stockholders to be held in 1996, and the third class shall be originally elected for a term expiring at the annual meeting of stockholders to be held in 1997, with the Directors of each class to hold office until their successors are elected and qualified. At each annual meeting of the stockholders of the Corporation, the successors of the class of Directors whose term expires at the meeting shall be elected to hold office for a term expiring at the annual meeting of stockholders held in the third year following the year of their election. Newly created Directorships resulting from an increase in the number of Directors and vacancies occurring in the Board of Directors may be filled by the affirmative vote of a majority of the entire Board of Directors, although less than a quorum, or by a sole remaining Director; any such vacancy may not be filled by the stockholders of the Corporation. A Director elected to fill a vacancy shall hold office until the next election of the class for which such Director shall have been chosen and until his successor shall have been elected and qualified.

7. Limitation of Liability. No director of the Corporation shall be personally liable to the Corporation or its stockholders for monetary damages for breach of fiduciary duty as a director, except for liability (i) for any breach of the director’s duty of loyalty to the Corporation or its stockholders, (ii) for acts or omissions not in good faith or which involve intentional misconduct or a knowing violation of law, (iii) under Section 174 of the Delaware General Corporation Law, or (iv) for any transaction from which the director derived any improper personal benefits.

Any repeal or modification of the foregoing paragraph by the stockholders of the Corporation shall not adversely affect any right or protection of a director of the Corporation existing at the time of such repeal or modification.

8. Indemnification.

8.1 The Corporation shall, to the extent not prohibited by law, indemnify any person who is or was made, or threatened to be made, a party to any threatened, pending or completed, action, suit or proceeding, whether civil, criminal, administrative or investigative, including an action by or in the right of the Corporation to procure a judgment in its favor (hereinafter a “Proceeding”), by reason of the fact that such person, or a person of whom such person is the legal representative, is or was a director or officer of the Corporation, or is or was serving in any capacity at the request of the Corporation for any other corporation, partnership, joint venture, trust, employee benefit plan or other enterprise, against judgments, fines, penalties, excise taxes, amounts paid in settlement and costs, charges and expenses (including attorneys’ fees and disbursements). Persons who are not directors or officers of the Corporation may be similarly indemnified in respect of service to the Corporation or to another such entity at the request of the Corporation to the extent the Board of Directors at any time denominates such persons entitled to the benefits of this Section 8.

8.2 The Corporation shall, from time to time, reimburse or advance to any director or officer or other person entitled to indemnification hereunder the funds necessary for payment of expenses, including attorneys’ fees and disbursements, incurred in connection with any Proceeding, in advance of the final disposition of such Proceeding, provided, however, that, if required by the Delaware General Corporation Law, such expenses incurred by or on behalf of any director of officer or other person may be paid in advance of the final disposition of a Proceeding only upon receipt by the Corporation of an undertaking, by or on behalf of such director or officer (or other person indemnified hereunder), to repay any such amount so advanced if it shall ultimately be determined by final judicial decision from which there is no further right of appeal that such director, officer or other person is not entitled to be indemnified for such expenses.

8.3 The right to indemnification and reimbursement or advancement of expenses provided by, or granted pursuant to, this Section 8 shall not be deemed exclusive of any other rights to which those seeking indemnification or reimbursement or advancement of expenses may have or hereafter be entitled under any law, by-law, agreement, vote of stockholders or disinterested directors or otherwise, both as to action in his or her official capacity and as to action in another capacity while holding such office.

8.4 The right to indemnification and reimbursement or advancement of expenses provided by, or granted pursuant to, this Section 8 shall continue as to a person who has ceased to be a director or officer (or other person indemnified hereunder) and shall inure to the benefit of the heirs, executors and administrators of such person.

8.5 The Corporation shall have power to purchase and maintain insurance on behalf of any person who is or was a director, officer, employee or agent of the Corporation, or is or was serving at the request of the Corporation as a director, officer, employee or agent of another corporation, partnership, joint venture, trust, employee benefit plan or other enterprise against any liability asserted against such person and incurred by such person in any such capacity, or arising out of such person’s status as such, whether or not the Corporation would have the power to indemnify such person against such liability under the provisions of this Section 8, the By-laws of the Corporation or under Section 145 of the Delaware General Corporation Law or any other provision of law.

8.6 The provisions of this Section 8 shall be a contract between the Corporation, on the one hand, and each director and officer who serves in such capacity at any time while this Section 8 is in effect and any other person indemnified hereunder, on the other hand, pursuant to which the Corporation and each such director, officer, or other person intend to be legally bound. No repeal or modification of this Section 8 shall affect any rights or obligations then existing or thereafter arising with respect to any state of facts then or theretofore existing or thereafter arising or any proceeding theretofore or thereafter brought or threatened based in whole or in part upon any such state of facts.

8.7 The right to indemnification and reimbursement or advancement of expenses provided by, or granted pursuant to, this Section 8 shall be enforceable by any person entitled to such indemnification or reimbursement or advancement of expenses in any court of competent jurisdiction. The burden of proving that such indemnification or reimbursement or advancement of expenses are not appropriate shall be on the Corporation. Neither the failure of the Corporation (including its Board of Directors, independent legal counsel, or its stockholders) to have made a determination prior to the commencement of such action that such indemnification or reimbursement or advancement of expenses is proper in the circumstances nor an actual determination by the Corporation (including its Board of Directors, independent legal counsel, or its stockholders) that such person is not entitled to such indemnification or reimbursement or advancement of expenses, shall constitute a defense to the action or create a presumption that such person is not so entitled. Such a person shall also be indemnified for any expenses incurred in connection with successfully establishing his or her right to such indemnification or reimbursement or advancement of expenses, in whole or in part, in any such proceeding.

8.8 Any director or officer of the Corporation serving (1) another corporation of which a majority of the shares entitled to vote in the election of its directors is held by the Corporation, or (2) any employee benefit plan of the Corporation or any corporation referred to in clause (1), in any capacity, shall be deemed to be doing so at the request of the Corporation.

8.9 Any person entitled to be indemnified or to the reimbursement or advancement of expenses as a matter of right pursuant to this Section 8 may elect to have the right to indemnification or reimbursement or advancement of expenses interpreted on the basis of the applicable law in effect at the time of the occurrence of the event or events giving rise to the applicable Proceeding, to the extent permitted by law, or on the basis of the applicable law in effect at the time such indemnification or reimbursement or advancement of expenses is sought. Such election shall be made, by a notice in writing to the Corporation, at the time indemnification or reimbursement or advancement of expenses is sought; provided that if no such notice is given, the right to indemnification or reimbursement or advancement of expenses shall be determined by the law in effect at the time indemnification or reimbursement or advancement of expenses is sought.

9. Adoption, Amendment and/or Repeal of By-Laws. The Board of Directors may from time to time (after adoption by the undersigned of the original by-laws of the Corporation) make, alter or repeal the by-laws of the Corporation; provided, that any by-laws made, amended or repealed by the Board of Directors may be amended or repealed, and any by-laws may be made, by the stockholders of the Corporation.

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IN WITNESS WHEREOF, this Restated Certificate of Incorporation which only restates and integrates and does not further amend the provisions of the Certificate of Incorporation of this Corporation as heretofore amended or supplemented, there being no discrepancies between those provisions and the provisions of this Restated Certificate of Incorporation, and it having been duly adopted by the Corporation’s Board of Directors in accordance with Section 245 of the Delaware General Corporation Law, has been executed by its duly authorized officer this 11th day of January, 2016.

ARIAD PHARMACEUTICALS, INC.

By:	/s/ Thomas J. DesRosier
Thomas J. DesRosier
Executive Vice President, Chief Legal and
Administrative Officer and Secretary

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